Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	9

PFSweb Inc. NasdaqCM:PFSW

FQ1 2016 Earnings Call Transcripts

Monday, May 09, 2016 9:00 PM GMT

PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

ANALYSTS

Jason Michael Kreyer

Craig-Hallum Capital Group LLC,

Research Division

Kevin Campbell Kopelman

Cowen and Company, LLC,

Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Michael Graham

Canaccord Genuity Limited,

Research Division

Robert Paul Breza

Wunderlich Securities Inc.,

Research Division

Unknown Analyst

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the first quarter ended March 31, 2016.

Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call for your questions.

Before we go further, I’d like to make the following remarks concerning forward-looking statements.

All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business financial condition and operating results, which include, but are not limited to, risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures in our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com. You can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

I would like to remind everyone that this call will be available for replay through May 23, 2016, starting at 8:00 p.m. Eastern Time [ph]. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the conference call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Shannon, and good afternoon, everyone. As you may have seen earlier this afternoon, we issued a press release announcing our results for the first quarter ended March 31, 2016.

The momentum from our record 2015 has carried into the first quarter of 2016, and our Q1 record revenue was driven by growth across all of our 4 service offerings as well as the continued benefit from last year’s acquisition of CrossView and Moda. We also continue to leverage our newly launched consulting practice during the quarter, which enhances our positioning earlier in the sales cycle. In fact, we booked 10 new recurring revenue engagements in Q1 and 52 new agency and technology project engagements, a project bookings record for our company. I’ll have more to say about our first quarter bookings later in the call.

Within these project engagements, we’re particularly excited about several new projects involving the SAP hybris platform. We’re also excited to have won our first end-to-end engagement on the recently refreshed and reinvigorated Magento platform. These project and recurring revenue engagements illustrate the

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

value of our recent acquisition in increasing our addressable market. Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview and open the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thank you, Mike, and good afternoon, everyone. As Mike indicated, I’ll spend some time providing additional color on the first quarter 2016 results reported earlier today as well as our outlook for the remainder of 2016.

Before doing so, as I do on every call, I’d like to remind everyone that when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis.

With that, as a backdrop, let’s quickly review the numbers.

Our first quarter service fee equivalent revenue increased to a Q1 record $50.0 million, an increase of 33% compared to the year ago quarter. This increase was driven by both new and expanded client relationships as well as approximately $8.2 million of service fee revenues generated by our CrossView and Moda businesses, which were acquired midyear calendar year 2015. Also note that this March quarter results include a somewhat higher level of client fee activity than what was previously anticipated, some of which moved from our quarter 2 expected time line up to quarter 1.

Our service fee gross margin in the first quarter increased 310 basis points to 34.6% compared to last year. The increase was due to a higher proportion of agency and technology services in the 2016 quarter, in part due to the benefit from the Moda and CrossView acquisitions. As expected, our product revenue declined by approximately 20% over the prior year due to ongoing restructuring activities by our last remaining client in this segment and their discontinuance of certain product lines. Product-related gross margins were in the 5% range as expected.

SG&A expenses during the first quarter were $17.6 million compared to $13.6 million in the year ago quarter. SG&A in Q1 of 2016 includes the incremental SG&A levels of our newly acquired entities, which account for approximately $3.5 million of the year-over-year increase, and that included $0.6 million of amortization of acquisition-related intangibles. SG&A has also increased as a result of incremental sales and marketing expenditures as well as other infrastructure expenditures to capitalize on our expanded service capabilities and support our targeted future growth. These increases were partially offset by a $0.6 million reduction in acquisition and restructuring-related costs in the Q1 2016 quarter as compared to Q1 2015 and a $1 million benefit recorded in the March 2016 quarter resulting from revised estimates of certain performance-based contingent payments based on our 2016 and 2017 projected financial results for Moda and CrossView. This contingent payment liability will continue to be reevaluated on a quarterly basis.

With all this taken into account, our adjusted EBITDA in the first quarter increased slightly to $3.8 million compared to $3.7 million in the same year ago quarter. As a percentage of service fee equivalent revenue, adjusted EBITDA was 7.5% compared to 9.9% in the year ago quarter. As expected, the reduction in adjusted EBITDA margin is a result of our increased investments in sales, marketing and infrastructure resources, which we continue to believe we will see the benefits of in the back half of 2016 and into 2017.

Net loss in the first quarter improved to $0.8 million or a negative $0.04 per diluted share compared to a net loss of $1.7 million or $0.10 loss per diluted share in the same period of 2015. From a non-GAAP net income standpoint, excluding the impact of amortization of intangibles, acquisition-related costs and noncash stock-based compensation, our non-GAAP net income was $41,000 for the first quarter of 2016 compared to $130,000 in the year ago quarter.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Now turning to the balance sheet. At March 31, 2016, cash and cash equivalents totaled $15.6 million compared to $21.8 million at December 31, 2015. Total debt was $37.0 million, a slight increase from $35.4 million at the end of 2015. As such, our net debt position was approximately $21.4 million as of March compared to $13.6 million at December 31. As we have stated in our prior calls, our cash balance includes the benefit from the timing of certain cash collections received by PFSweb from our client’s customers that are then later remitted to our clients. This benefit was higher as of December 31, 2015, as a result of higher holiday season activity than it was at March 31, 2016.

Now let’s review of our 2016 outlook. We continue to expect strong growth in service fee equivalent revenue and adjusted EBITDA, as we realize the full year benefit from recent acquisitions as well as incremental revenue from new and expanded client relationships.

Consistent with our previous guidance, we are reiterating our target for calendar year 2016 service fee equivalent revenue to range between $220 million to $230 million, reflecting growth of 19% to 24% from 2015. We continue to target annual service fee gross margins of 27% to 32%, depending on revenue mix that we have been performing at, and we’ll continue to strive towards performing at the middle to high end of this range. We are also reiterating our target for adjusted EBITDA to range between $23 million to

$25 million, up 11% to 21% from 2015 results. The adjusted EBITDA target includes the expected impact of incremental sales and marketing expenditures as well as other infrastructure resources to capitalize on our newly acquired capabilities and support our future growth.

Consistent with our prior communications, we expect that our sales and marketing spend will increase between $2 million to $3 million in calendar year 2016 as compared to 2015. And as a result, from a quarterly perspective, we expect an increase in SG&A and associated temporary decrease in adjusted EBITDA margins in the first half of 2016 as a result of our incremental investments as well as timing of other expenditures.

As we look ahead to Q2 specifically, if you recall, I stated earlier that our Q1 service fees included the benefit of certain client activity that was previously anticipated in Q2. In total, Q1 and 2 of calendar year 2016 together are relatively on plan with somewhat of a timing difference as to when the revenue and related adjusted EBITDA contribution is expected to be reflected in our results.

From an adjusted EBITDA standpoint, as we go through the year, we expect to have an improving adjusted EBITDA percentage as a percentage of service fee equivalent revenue. We currently expect most of this improvement to be reflected in the second half of the year and into 2017 as we generate incremental revenue and further leverage the investments we have made. Please note that our 2016 guidance does not include the impact of potential future acquisitions.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. We are excited about the record-setting project bookings performance this quarter, and I’m also pleased with the strength of our sales pipeline, particularly for projects on the Demandware and hybris platform and recurring revenue engagement involving our operations segment. As I indicated before, the first 2 quarters of the year are the height of the selling season for B2C projects and operations engagement, with most of the recurring revenue deals that would be expected to contribute revenue in the current fiscal year booked by the end of the second quarter. The selling season for B2C projects that would be expected to contribute revenue in the current fiscal year typically extends into the third quarter, as we are working to sign and then complete many client projects prior to the all-important holiday period. We continue to expect the last quarter of the year to be our strongest overall revenue quarter of the year buoyed by the revenue from holiday operation.

Beginning with our last quarterly call, we’re now only reporting bookings for the discrete quarter for which we’re reporting. In this case, I’ll report bookings from Q1, which is January 1 through March 31.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Previously, we provided updates on new bookings that occurred leading up to the date of the conference call, which, in some cases, can be significantly longer or shorter periods, depending on the timing on the call. We believe this will result in a more accurate view of the sales activities during a given quarter and a better basis for year-over-year comparison and a clearer view of the selling trend, including seasonality. As a reminder, regarding bookings for both project work as well as engagements with recurring revenue streams, a booking is a contractual engagement to begin work for a client within any or all of our service to segment. The engagement may be formalized by any one of a number of contractual mechanisms. But in order to be considered a booking, the engagement must require us to deliver services to a client and the client to compensate us for those services. The engagement should also be for incremental services and not normal course of business service projects, such as postponed manufacturing work, value-add service project in one of our DCs or call center support for a special flash sale event. In addition to disclosing the number of bookings each quarter, we will estimate the expected revenue from project engagement and the lifetime contract value for recurring revenue engagement based on client-provided information and the expected length of the contract.

We use the lifetime contract value term as a reference to cumulative gross service fee revenue we expect to earn over the expected life of the contract. Project engagements will generally be less than a year in duration, while recurring revenue engagements will always be a year or more in duration. As we disclose this information, please understand that the project revenues and estimated lifetime contract values are based on client projection, which often change and, in any case, may not be achieved. We provide this information so that you can have a better understanding of our business, but we don’t assume any obligation to update any information, and there may be circumstances in which we are unable to disclose bookings or lifetime contract value.

With that said, in quarter 1 2016, we booked 52 new agency and technology projects worth approximately $13 million. In addition to the new projects booked in quarter 1, we booked 10 new recurring revenue service engagements worth a total of about $24 million in lifetime contract value. With regard to the 10 recurring revenue engagements, we discussed on the last call the signing of a managed services contract to provide ongoing e-commerce development services for a footwear retailer on SAP hybris. The contract with the footwear retailer is a 3-year agreement for an estimated lifetime contract value of approximately $1.9 million and is included in the recurring revenue bookings number for Q1, also disclosed the Q1 signing of a new agreement with an Internet retailer of seasonal apparel to provide a U.S. order fulfillment solution. This engagement is a 3-year operational contract for an estimated lifetime contract value of approximately $11.7 million and is also included in the recurring revenue bookings number for Q1. This new client is being hosted in a newly leased facility in Southhaven, Mississippi adjacent to our other Southhaven operations to facilitate labor sharing and management across buildings. This client engagement is now partially operational with full operations expected later in Q2.

Not previously disclosed, we signed a new contract late in Q1 with a global travel club to provide a U.S. end-to-end solution. This particular deal is unique and that it will be first end-to-end solution built on the Magento platform. This demonstrates our value proposition from an end-to-end perspective regardless of what platform is chosen by the client. This engagement is a 3-year operational contract for an estimated lifetime contract value of approximately $8.9 million and is also included in the recurring revenue bookings number for Q1.

We also signed projects for a creative services and a hybris upgrade along with a recurring revenue managed services agreement with a West Coast-based retailer of home improvement and gardening products. This particular deal is a great example of the benefits of our CrossView subsidiary and is gaining with the ability to add on agency services work to their existing technology services deals. The project component of this agreement is included in the Q1 project bookings number, and the managed services engagement is in the Q1 recurring revenue bookings number as a 1-year services contract for an estimated lifetime contract value of approximately $900,000. The remainder of the Q1 recurring revenue bookings are from a series of smaller engagements, including agency marketing services retainers and a 1-year managed services contract.

With regard to the 52 project bookings for the quarter, we had a strong quarter booking new deals from our technology services business to provide a wide array of web development services for new clients.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

These bookings included new site build to find and design consulting services, managed services and even some add-on agency components. These bookings also include the 2 Demandware builds and the consulting engagements we discussed on the last call. Included in the Q1 bookings are a $3.8 million contract for expanded technology services on the IBM WebSphere platform for a special event apparel retailer, a $1.1 million contract to provide managed services on the Demandware platform for a leading gift and greeting card brand, a $1.2 million contract to provide managed services with a widely distributed casual apparel brand and a $1.1 million contract to redeploy a Canadian general merchandise retail chain on the Demandware platform. Also included in the Q1 booking — project booking is an engagement with a U.K.-based home decorations brand to provide a Demandware site implementation. On that note, we continue to see strong interest in the U.K. and remain committed to expanding our presence in this fast-growing market.

As we look ahead to quarter 2, let me give you a couple of recent highlights from deals that I have signed early in Q2 and that will be included in our Q2 bookings number. These highlights will not include the expected project or lifetime contract value since these deals were closed after Q1.

We recently signed a project agreement with a Canadian-based natural wellness products manufacturer to build their new e-commerce site on Demandware. The site will serve both the Canadian and U.S. markets when it goes live later this year, and we hope to share the name of this brand with you at that time.

We also recently signed an agreement expanding our previously disclosed project engagement with a large membership warehouse club in Central America to include a 3-year managed services agreement and access to our order management solution and customer service solution for use in their call centers.

With regard to the back half of the year, I’m also excited about a couple of segments of our sales pipeline. As you probably noticed, we continue to experience good traction with opportunities on the Demandware platform. I believe this trend is due to a combination of our technical maturity on the pipeline, our very strong client base on the platform, the strength of our end-to-end offering including the Demandware platform and Demandware in the market e-commerce platforms.

I’m also pleased with the strength of the European pipeline, particularly in the U.K. Our Moda acquisition and the investments we are making in agency capability and sales and marketing efforts are bearing fruit in the U.K. and in Western Europe. I’m also excited about the number and size of end-to-end and operations deals in the pipeline, including a couple of nice operations deals currently in contracting.

We have significant new business sales objectives in the back half of the year, and a robust new business pipeline is critical to our efforts to capture and invoice the required new revenue. At this point, I am comfortable that we have the pipeline to support our revenue and adjusted EBITDA objectives for the year as reflected in our affirmation of our 2016 guidance. Also critical to our efforts to win new business is our ability to expand existing client accounts to include new geographies and new service category. To that end, we have introduced a revised account planning process that includes every client relationship in a thorough evaluation of incremental sales opportunity. Over the past 18 months, we have repeatedly referred to the value of cross-selling our expanded capabilities to our current clients, including those clients we have as a result of the 4 acquisitions we’ve done. I believe we’ve done a good job making the most of our current client relationships in our search for new business opportunities, but I expect the deployment of this revised account planning process to take us to the next level.

Growing our current client engagement as we seek to maintain a strong base of recurring revenue is a key factor in maintaining double-digit growth rates in the future. Without a strong portfolio of clients contributing to that growing base of recurring revenue, it would otherwise become increasingly difficult to sustain our annual organic growth rate of 10% to 15%.

As a reminder, we refer to our global portfolio as engagement, which can be defined as a single e-commerce operation for a single brand with the recurring revenue stream from any of our service segment. We currently maintain approximately 160 active client engagements to provide recurring services from our agency, technology or operations business segment.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Now moving on to our strategic commerce consulting practice. As we discussed on the last call, given the platform-agnostic capabilities we’ve gained through our acquisitions, we’re now positioned to serve as a true strategic partner for clients and provide high-value strategic digital transformation services and platform selection consulting to both B2B and B2C companies. We remain in the early innings of capitalizing on this unique value proposition and vast market opportunity. However, early results are encouraging, and in addition to the stand-alone engagement I discussed on the last call, we’re already seeing a positive impact on our sales cycle from billable to find and design projects, general sales support activities and platform evaluation projects.

That said, despite the platform-agnostic value proposition we can now go to market with, we remain committed to our long-standing partnership with Demandware. Just last month at the 2016 Demandware XChange conference, we received the 2016 Global Delivery Partner of the Year award. This follows our Sales Partner of the Year award received last year. We are extremely honored to have received this award and feel it is a true testament to the value of our partnership with Demandware and the services we deliver to our clients around the world. We look forward to building out new clients and growing existing ones to continue our joint success with Demandware.

Moving on to our integration with CrossView, which we acquired last year. For listeners new on the call, CrossView is an e-commerce system integrator that solidified our technology service offering with IBM WebSphere and SAP hybris integration capability. CrossView also provides us with a robust business-to-business front-end e-commerce development solution that, when combined with our agency and operations services, has created a very compelling end-to-end B2B offering for us to take to market. We continue to make progress as planned integrating CrossView more fully into our technology services business. With most of the support function fully integrated, we will begin to look to leverage the technical talent in our technology services business across all 5 supported platforms. In the near term, this will likely take the form of cross-training members of the CrossView technology team on the Demandware and Oracle platforms. Our long-term vision is to have a large group of universal technologists who are able to easily move between the platforms, as we seek to take full advantage of secular tailwinds created by increases in market demand with certain platforms while mitigating headwinds created by decreases in market demand for other platforms. I believe this universal technologist approach will be very unique in the system integrator market and will serve to further differentiate PFSweb as a world-class global commerce service provider. This approach should also enable us to maximize our total addressable market in both the U.S. and Western Europe.

With regard to the longer-term integration of CrossView, we will continue to evaluate opportunities to drive additional synergy while operating CrossView as a wholly owned subsidiary using the CrossView branding in the near term.

With regard to our acquisition strategy, we plan to continue our strong track record of integrating accretive acquisition and remain opportunistic with geographic expansion of our digital agency and technology services platform practices in Europe.

For the remainder of 2016, we will continue to drive growth through our higher-margin service offering to capitalize on our large and growing addressable market. We also remain in the early innings of leveraging our B2B capability, and we continue believe these underserved portion of the market is a sizable opportunity for our company. We also remain excited about the opportunities in our operations segment as I indicated earlier. But most importantly, we plan to continue executing for our clients and enabling them to maximize online sales, which we believe will drive the most enhanced value for our stockholders.

Shannon, we’ll now open the call for a question-and-answer session.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Question and Answer

Operator

[Operator Instructions] And we’ll take our first question from Michael Graham of Canaccord.

Michael Graham

Canaccord Genuity Limited, Research Division

I had 2 questions to start off. One is just on the gross margin, it was really strong. I know you said that you still expect it to be 27% to 32% going forward, but you also commented that you expect some of these high-margin service areas to grow most quickly. So I’m just wondering how to square those 2 comments. And then, Mike, you gave some really helpful color on the business development pipeline. I didn’t hear a ton of color about how much of that was B2B, and I know that’s been a real important point of that business for you. Also, I’m just wondering if could you give us an update on how your B2B efforts are progressing and how important that figures into some of the business that you’re winning right now?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So Michael, this is Tom. I’ll start off with the first question on gross margin. So as you pointed out, our gross margin was very strong during the March quarter, up quite a bit over last year. We did have some benefit this quarter — incremental benefit this quarter from higher project activity and technology and agency works that we are performing on behalf of our clients. So that was all very favorable. The overall guidance that I provide of 27% to 32%, I put a kind of added word in front of that this time to indicate that, that’s kind of our annual guidance range. I realize that we’ve been at kind of the, either the high end or slightly above that range as we look at some of the quarterly performance and — but on an annual performance standpoint, because of some of the growth in the operational activity as we look into a Q4 performance period that often kind of tends to pull the overall annual number down somewhat back into that somewhere within that range hopefully again, as I indicated in my comments, somewhere on the high end of the range. So I think what you’ll see is while it may not be as strong as it was in this first quarter and expectation that we’d be on kind of the high end of that guidance range in the first few quarters of the year and then somewhere middle of that range, generally, as we look at a Q4 performance so that we get to an annual target or annual performance somewhere within that range.

Michael C. Willoughby

Chief Executive Officer and Director

Okay. Thanks, Michael. And on the B2B question, so a couple of things, I think when we indicated we were launching this end-to-end version or B2B version of our end-to-end offering late in the year last year, we kind of indicated it was early innings and that there will be a relatively long sales cycle for our end-to-end deal. That being said, we have one late-stage opportunity in our pipeline right now that has both a B2C and B2B component where the B2B part was very critical or is critical to their selection. So I feel like the B2B aspect of our offering is really important in that particular opportunity. So to the extent that we win that deal, at least chop that up partially to having the B2B offering. We still also have several hybris platform deals in our pipeline that are either primarily or completely B2B and are taking advantage of the opportunity to upsell the client during the sales cycle on our broader capabilities. We’ll have to see whether or not that’s successful in the sales cycle or whether we would wait until after the engagement begins in order to expand the relationship. And obviously, we have to win the deal first. So that’s, I think, the color that I would be able to provide on the B2B at this point. We’d originally indicated that we didn’t know how much contribution we would expect from B2B — incremental B2B opportunity this year, but just from the couple of deals I mentioned, it’s possible that we could see that this year.

Operator

And we’ll move to our next question from Mark Argento with Lake Street Capital Markets.

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Couple of things. First off, I know on the Demandware call there, you’re talking about that the old GSI eBay business, now Radial, that they’re not going to be doing anymore front ends or anymore websites. Is that an opportunity for you guys to win some incremental business there? Or what’s the — how should we think about that development?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. So that’s our understanding as well based on both the announcements from Radial and also from Demandware, and that’s not a surprise. We expected that because eBay had announced even before the spinout that they were effectively sunsetting the legacy GSI platform and the fact that the Magento IP was spun off separately that the clients that are on the legacy GSI platform would be needing to replatform over a relatively short period of time. So each one of those client that’s on that platform will be evaluating the other enterprise-class platforms in the market, including Demandware. And obviously, the relationship between Radial and Demandware creates somewhat of a path of least resistance to go on to the Demandware platform. As one of the largest Demandware SIs [ph] in the world, that does create an opportunity for us. We have a lot of experience migrating clients from the legacy GSI platform so that should play to our strength. We would expect to see some of those opportunities certainly coming into our pipeline, and we will market aggressively to the client base for replatforming deals. So I would agree with you. It should create opportunities. Some of those clients will likely replatform to other platform beside Demandware, in which case, our platform-agnostic capabilities really do provide an additional strength that we can consult with them not only on how to move from GSI’s platform to Demandware but how to move from GSI’s platform to any of the other 4 platforms as a choice. So I think that really is a very strong position for us in the market with regard to helping those clients move.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you. So the — of the 52 new projects that you got in the quarter, we should assume this opportunity would be incremental to what we saw in the quarter.

Michael C. Willoughby

Chief Executive Officer and Director

That’s probably a safe assumption. It’s — obviously, these clients have a certain runway with which to make a decision. We would expect those to largely come into the pipeline over the course of the rest of the year, maybe even early into next.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And Tom, I think in the — in your prepared remarks, you talked about that you saw maybe — I think you might have quantified it, maybe a couple of million dollars of revenue that got pulled ahead or maybe it was a couple of clients that got pulled ahead. So just better to help me understand just from a modeling perspective, what’s going on?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. It was primarily project oriented, so it wasn’t a significant amount. But it was probably a couple of million dollars or so of revenue that we generated in the March quarter that, from a timing standpoint, was somewhat accelerated versus our previous anticipated amount.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

And then, again, thinking about gross merchandise volume growth for the year and kind of some of your — the Demandware and other full end-to-end solutions customers out there, you still — when you’re

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PFSWEB INC. FQ1 2016 EARNINGS CALL MAY 09, 2016

looking at setting your budget and your guidance for this year, what kind of input do you have in terms of expectations around gross merchandise volume? I know there’s some chatter kind of 17% to 19% GMV growth for, I believe, on the Demandware — that Demandware is looking at. Obviously, your a mix of some Demandware and other platforms. How do we think about GMV growth as kind of the components to your full year guide?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. It’s interesting. As our client mix continues to grow, it’s hard to take an overall percentage because there are so many unique client situations in the mix. So when we look at most of our clients, we, especially our specialty retailer B2C-type clients, what we are usually seeing from them is growth in terms of gross merchandise value on an annual basis at somewhere around the midpoint or somewhere above the midpoint of the overall e-commerce growth within that marketplace. So many of them would be experiencing mid-teens or, in certain cases, higher than mid-teens type of growth on a year-over-year basis. And those are the projections that are often used as we work with the client to formalize our operational plan for them and also assess our fee expectations for the rest of the year. Again, it’s kind of all over the board. There’s a lot of unique client situations where, in certain cases, they’ll have a decrease year-over-year. Others will be much higher than that. A lot of it depends on where they’re at in their e-commerce evolution. But at an overall basis, I would say the majority of our clients would be targeting for gross merchandise value increases that are either at or ahead of the kind of midpoint of the rates — growth rates out there.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got it. Then last question, in terms of Ricoh, you guys are still working on trying to renegotiate that or where does that stand?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. It’s our intention to continue to work with them and, hopefully, work towards transitioning that as we look out toward the end of 2016.

Operator

And we’ll take our next question from George Sutton with Craig-Hallum.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

This is Jason on for George Sutton. I wanted to ask about omni-channel. That seems to be a prevailing theme within the industry, and you can maybe just talk about your pipeline and what kind of impact omni-channel opportunities is having.

Michael C. Willoughby

Chief Executive Officer and Director

So it’s a good question. I think for most of our clients and client prospects, omni-channel in some form or fashion is becoming table stake. And rather than viewing as some sort of incremental opportunity, it’s largely bundled in with expectations kind of like a mobile development would be bundled into base expectations. So we’re typically seeing clients that have an aspiration to involve their store footprint one way or the other. A lot of times it’s with the ship-to store transaction is being maybe the place to start. Obviously, our order management solution having those omni-channel capabilities built in gives us a nice advantage when responding to those. I would say that it’s unusual for a client to launch a new website or even a replatform site with those store integration capabilities they want, unless they already have already — or are already supporting them with their current initiative. It should be, for us, a significant set of incremental opportunities with our current clients, and we’re seeing that in our pipeline where we have several new business opportunities, current clients to implement omni-channel capabilities. So that

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would show up in the project bookings as we continue to grow throughout the year. But I think given the nature of the technology maturity cycle, I would expect that to continue be viewed as table stakes. And then for us, the one really exciting aspect is, in addition to being able to provide the technical solution, I really do think it gives us a nice opportunity to leverage our strategic commerce consulting practice. Because many times when you’re looking at an omni-channel deployment, the real issues are not as much technical issues as they are, business process, the revenue model as far as allocation of revenue to a store versus to the online store, in-store compensation models, things like that. And our consulting — our ability to offer consulting services around those very real issues, I think, is a real opportunity for us.

Jason Michael Kreyer

Craig-Hallum Capital Group LLC, Research Division

Okay, great. And then just second, you’ve mentioned a couple of times the strength that you’re seeing in the U.K. Give us an idea of what current capabilities do you have there relative to the opportunities. Maybe this is an area that you’re looking to pursue some M&A and kind of help me out with what additional capabilities you’d be looking for in that area.

Michael C. Willoughby

Chief Executive Officer and Director

Yes. It’s a great question. So we have our complete end-to-end solution available in the U.K., although we’re primarily right now supporting the Demandware and Magento platforms in the U.K., so we don’t have a robust support for hybris or IBM or Oracle. That being said, we don’t see a lot of demand right now for IBM or Oracle in the U.K. That could change as both of those platform providers continue to roll out there cloud products, which have a lower initial price tag and a faster entry to market. At this time, the one obvious opportunity is, of course, support of the SAP hybris platform. Our ability right now to support a client would be through our CrossView subsidiary. That might not be optimal for supporting a U.K. client. And so as you point out, that might create an opportunity for us to look at acquisitions as a way of plugging that particular gap. Beyond that, we have a full set of services including all of the marketing services and creative design capabilities for the market. We will, over time, be keeping our finger on the pulse of the — our client’s need for having logistics in the country. It might not be out of the question for us to be opening a new distribution center some time the next 12 to 18 months in the U.K. just to meet client demand as it continues to grow and as we continue to see more and more shipments being delivered into the U.K. But other than those things, I think we’ve got a full service offering available in that market.

Operator

And we’ll take our next question from Robert Breza with Wunderlich Securities.

Robert Paul Breza

Wunderlich Securities Inc., Research Division

Just quickly, Mike, could you talk about the revised account planning process and talk about the 10 new — and the 52 agency contracts that you are working with? Can you just tell us how you thought about that as you enter the quarter? Is that on plan for you? Or did you witness new process to see that accelerate? And then how do you think we should expect those trends to continue through the Q2 and the second half?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. It’s a great question. So I’ll give you maybe a bit of a subjective answer to that. I do think that we continue to see a strong new business performance from our current clients, and I think that the number of new business opportunities that we have from our current client this quarter is potentially even a little bit higher than what we might have expected going in, which is, I think, partially due to the — this account planning process. But it’s also due just to the strong level of performance that we’ve provided to our clients recently, especially through the holiday, that is just easy for our clients to come to us with new opportunities and allow us to expand that client relationship. We’ve often talked in the past about how

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important it is to keep our clients happy and reference-able in order to keep that pipeline open. And I think we’re in that position right now with our current clients. I think the.

Robert Paul Breza

Wunderlich Securities Inc., Research Division

Go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

So I was going to say I think in addition, as we look at the pipeline overall, we would expect as much as 50% of our new business to come from our current clients this year, which is I would say maybe a little up from prior years if we think about the contribution from current clients. And I think that what we’re looking at the current Q1 pipeline and what was delivered, that was representative. I would say that if you look at the number of bookings, particularly on the project side and just kind of some of the examples that I threw out, you would probably come to the conclusion that there’s a lot of small projects included in that bookings pipeline. And a lot of those smaller projects are, in fact, from current clients where we’re picking up additional retainers or additional smaller projects that really just form a steady pipeline of opportunity from our current client. So I think that’s a positive thing, and we would hope and expect that to continue.

Robert Paul Breza

Wunderlich Securities Inc., Research Division

Maybe a quick follow-up for — well, one housekeeping item for Tom. Just quickly, I don’t think I caught it. Just the number of employees at the end of the year and maybe how you think that’ll trend through the year. And that dovetails into my next question. I guess, Mike, for you, as you think about the acquisitions, XView [ph], et cetera, do you feel like you’re fully integrated here at this point? I mean, I know it’s been not quite a year yet but still, how do you think about the integration and where you where maybe 6, 9 months ago? In terms of your entering into these agreements, do you think you’re on track? Or is it pretty much done at this point?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. This is Tom. I’ll answer the first question regarding employee count. We finished the year at about 2,100 employees, and since that point in time, it’s increased somewhat. We’ve continued to build out our capabilities in our Bangalore, India operations. So it’s up somewhat from that level but somewhere between, say, 2,100, 2,200 or 2,300.

Robert Paul Breza

Wunderlich Securities Inc., Research Division

Perfect.

Michael C. Willoughby

Chief Executive Officer and Director

Okay. And then — and with regards to your question about the integrations and maybe pace of integration compared to our expectations, at this point, the first 2 acquisition that we did, the acquisition of REV Solutions and the acquisition of LiveAreaLabs are fully integrated into PFSweb. To the extent that REV Solutions is really no longer a brand that is present in the market, then all of the operational components, all the service delivery capabilities are really fully integrated. So there’s no really distinction between PFSweb and what was formally known as REV Solutions. And that’s also true with LiveAreaLabs. Although you might notice, if you go to our website, that we carry the LiveArea branding into our agency and our entire agency is really branded LiveArea, which is pretty common for commerce service providers that have both digital agency and technology services capability, where the agency portion is branded separately. You certainly saw that with the SapientNitro organization where the Nitro part was the agency part prior to their acquisition by Publicis. Moda, our third acquisition, is fully integrated as well, although we have earn-out provisions in place for 2016, so that we’ll continue to maintain a view of

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the activities that would contribute to that earn-out. But from an operational perspective and business support perspective, it’s fully integrated. And that leaves us with CrossView, the last acquisition we did last August. As I indicated in my comments, most of the business support functions are fully integrated at this point, probably have a little bit of work left to do in the finance area to fully integrate that, and we’re now moving into looking at the technology services delivery part of the company. And part of our plan to have all of our technologists be trained as much as possible across all 5 platforms will be kind of next focus for us as we look to begin to cross-train technologists on the CrossView side, in the use of Demandware and Oracle and even potentially Magento. And then over the longer term, we’d look to continue to train resources that are on the PFSweb website that may know Magento or Demandware or Oracle today, train them on the SAP hybris and IBM platform as appropriate. So the long-term view is to have a complete universal resource pool where we can assign them to whichever platform is — got the most demand at that particular point in time and be able to take advantage of both tailwind — or headwinds then tailwinds in the market.

Operator

And we’ll take our next question from [indiscernible].

Unknown Analyst

Couple of quick questions. One, just getting back to the CrossView, cross-training, sort of word, I guess. But how far along are you? And how long does it take to maybe work through that employee base to get them up to speed in all your important platforms?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. That’s a great question, and it’s really quite early in that process. The process actually started with the project managers and business analysts where you’re talking about the sort of least technical differentiation between the platforms, and I would say that’s probably of the kind of training we need to do the easiest work to be done. And then when you actually talk about the developers themselves, cross- training a person who already knows how to work on the WebSphere platform and the hybris platform, which virtually all of the CrossView resources are trained in both of those platforms simultaneously. Training them to work on Oracle is a relatively straightforward task. The platform is similar. The language is the same, and the concepts are similar enough that you can relatively quickly in a space of, I would say, a couple of months, get somebody up to speed both through the training that you do and the sort of on-the-job training that you do with the coach working alongside a developer’s pick up that platform, get them up to speed. Cross-training somebody who knows Magento, Oracle, IBM or hybris on Demandware is a little more challenging because of the way that the platform operates. The coding mechanism is a little bit different, the way that you program against the platform. So on the — but on the other hand, it’s a little bit of a simpler model. So I would anticipate that a similar 60-, 90-day time frame would be appropriate for initially getting somebody up to speed and working on a first project along with the coach and coming up fully to speed. So under any of those circumstances, you’re probably talking about a 90- day time to get somebody from start to full productivity between any of the platforms.

Unknown Analyst

Okay. Great. And then a follow-up is as customers migrate, so obviously, you’ll probably have existing customers who may be migrate from one platform to another platform you support. How does that affect you? Is it just considered project revenue to do that migration? Or is there any other things that we should be aware of that affect the model?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. Well, it would entirely depend on the nature of the engagement. If all we were doing is a project to move them from one platform to the next, that would show up as a project revenue booking. But if it’s a current client and we’re extending a relationship where that’s a managed services agreement or an end- to-end relationship and we’re retaining the end-to-end relationship, we’re just moving them from one

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platform to the next, then it’s possible that, that could show up as a — both a project and an extension to an existing recurring revenue contract. Obviously, if we were to be blessed with an opportunity to have a deal coming out of one of our competitors that is both a replatforming deal and brings with it a recurring revenue stream in the form of managed services agreement or the operations component, that would be a best-case scenario for us because you’d get not only the high-margin project but also those strong recurring revenue streams with them, and that’s — yes, it’s what we’re selling in the marketplace.

Unknown Analyst

Okay. Great. And then one final question. Now it sounds like your business from existing customers is picking up. Is that a nice margin tailwind for you, given probably your better understanding of their operations and lower sales costs? Or am I mistaken on that?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think the gross margins and probably even the flow-through margins on the actual work would be consistent with what we’ve seen with a new client. What would be different is the selling cost. So our ability to expand client relationships is largely done with this account planning process and with our client partners that are engaged to support clients every day. And therefore, we’re not necessarily having to deploy the same kind of sales and marketing investments against our current clients as we do with a net new client. So that’s probably the one area where you would see an improvement in overall contribution from a piece of new business coming from a current client.

Operator

[Operator Instructions] And we’ll take our next question from Kevin Kopelman of Cowen & Company.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

I just — I wanted to ask a follow-up on the consulting practice that you talked about. Can you give us more color first on the opportunity but then talk about how having that kind of — that consulting practice on offer has changed the tenor of your conversations with prospective new customers, if it has?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. No, thanks for the question. It is relatively new practice. We just launched it last November, I believe, by hiring a practice leader from one of our competitors. Since then we’ve added a couple of new — net new consultants and we’ve sort of rolled in some work that we were doing before into that group. So I think our headcount right now is about 4. So it’s relatively small. That being said, we have deployed them pretty aggressively, especially in the sales cycle. And as I indicated in my comments, I’ve been — actually been really pleased with the amount of opportunities that’s been generated within the sales cycle with regard to define and design projects, which is where we engage with the client to actually get paid to define requirements and do the high-level design. That’s — that opportunity is really knew for us. In the past, we would have either come in behind the consultant [ph] that I already done that work, or we would have ended up doing some of that work on a non-billable basis during the sales process. So that’s been a significant change for us. We also have really been able to leverage our platform-agnostic capabilities to allow our consultants to go in early in the decision cycle with our clients and talk about platform evaluation. And the one place that this shows up and I think is very unique for us as a, if you want to look at it as a system integrator, is our ability to go in and talk to a client not only about the platforms that they’re evaluating but also compare that against the platform that they’re currently operating. So if a client prospect invites, say, an Oracle pure-play system integrator to come in and talk about Oracle, it’s unlikely that, that Oracle SI [ph] knows Demandware very well, for instance, if they happen to be on that platform; or hybris, if they happen to be on that platform. So our ability to come in and do a compare and contrast — a real-world compare and contrast between the 2 platforms and really point out the overlaps and where the gaps might be going either way, I think, is really unique and differentiated. And we have seen that show up in a couple of our deals over the past 3 or 4 months where I believe that we have been

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in a position to win that business because of the credibility that we have going in and understanding all these platforms and being able to really give good practical advice. Looking to the future, as I indicated before, I don’t expect a lot of contribution in 2016 to come from stand-alone consulting engagements. But as we scale this practice up, I would expect it to start to contribute more materially in 2017. In the meantime, we would expect to have a significant contribution in our sales cycle both from these billable activities as well as just general [indiscernible] support activity, but it has made a pretty significant difference in a short period of time in our sales cycle.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

That’s great. If I can — if I could ask one other question. Just quickly, any updated thoughts on how you’re evaluating potential acquisitions now that we’re a little bit further into the year?

Michael C. Willoughby

Chief Executive Officer and Director

Right. Our near-term evaluation is based almost entirely on where we perceive we might have gaps in our offering. The one obvious area is in support for platforms in the Western European theater. I mentioned earlier, and I guess in response to a question, that we support Demandware and Magento effectively in the U.K., but we’re not supporting hybris very effectively right now. It’s a very popular platform there. That is a potential opportunity. Until then, we’ll have to support those opportunities with our U.S.-based CrossView subsidiary. If you look at Western Europe, we have a strong demand we’re offering. I think we could probably make a case for strengthening it in selected geographies. And the hybris point is valid in Western Europe as well. In Western Europe, we are seeing some incremental Magento opportunities, which I think has to do with the strengthening of that platform after the separation from eBay Enterprise, and we sort of have a renewed interest in that platform more broadly in Western Europe as well as here in the U.S. And to the extent that we wanted to, say, accelerate the development of our Magento practice and increase our capability, that might also be a potential acquisition opportunity. And then beyond that, I think we’re remaining opportunistic with regard to plug-in agency capabilities that might come along such as search engine marketing firms that may be available in the market. And we continue to have a long- term view about how we can partner effectively with our technology partners in support of, say, the in- store experience. While that’s not something I expect that we’d be looking to do in 2016 over the longer term, we still are looking at that in-store experience as a potential opportunity for some acquisitions.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Michael Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Okay. Thank you, Shannon, and I’d like to thank everyone that attended the call today. As you hopefully could tell from our tone, we’re very excited about the developments in our business and the performance in Q1. We look forward to speaking with our investors and analysts when we report our second quarter results in August. Until then, thank you very much.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. We thank you for your participation.

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